Exhibit 10.21

Translation from the German Language

Employment Agreement of a Managing Director

between

Kobusch Folien Verwaltungsgesellschaft mbH

Anton Böhlenstr. 5

D-34414 Warburg/Westphalia

hereinafter named “Company”

and

Mr. Hartmut SCHERF

Weststrasse 2

D-49170 Hagen

On 8th March 2004 the Shareholders’ Meeting appointed Mr. SCHERF as Managing Director of this Company, effective as of 2nd February 2004. The following Agreement shall govern the contents of this Employment Agreement.

Section 1

Appointment; Scope of Responsibilities; Representation

1.	Since 2nd February 2004 Mr. SCHERF has been acting as Managing Director of our Company at the sites of Warburg and Halle. The scope of responsibilities is shown in detail in the Schedule of Distribution-of-Business Plan for the Management of the Company which can be adapted, at any time, to the developments of the enterprise and corporate requirements.

2.	Mr. SCHERF shall represent the Company alone in court and out-of-court and shall be exempted from the restrictions mentioned in section 181 of the German Civil Code. From attachment no. 1 to this Agreement can be seen for which transactions and measures the Manager/s require/s prior written assent of the Shareholders’ Meeting. The Company reserves the right to appoint further Managers at any time and to reorganize the system of representation of the Company.

3.	Mr. SCHERF shall discharge his responsibilities while taking the legal requirements into account, particularly observing the regulations laid down in the German Limited Companies Act (GmbH-Act), the Statutes of the Company, as well as the Standing Order for the Management as amended, and the instructions and directives given by the shareholders. Without prejudice to section 1 no. 4 Mr. SCHERF shall place his entire working-time, his professional knowledge, skills and expertise at the Company’s disposal.

4.

Upon request of the Company Mr. SCHERF shall also assume responsibilities in other companies affiliated with this Company, particularly the functions of a Member of the Board, the function of a Manager, the function of a Member of the Supervisory Board or similar positions, as far as this is reasonable. The same applies to functions in industrial or professional associations and similar affiliations as far as this Company has an interest in such an activity. By assuming such responsibilities no further employment agreements shall be created, notwith-standing other agreements made by the Contracting Parties. Upon request of the Shareholders’ Meeting Mr. SCHERF shall immediately cease any such integrated interlocking relation or office mentioned above, or when leaving the Company, at the latest. Insofar as Mr. SCHERF is paid for assuming such interlocking relationships, 50 percent of such remunerations shall be treated as compensation under this Employment Agreement.

Section 2

Remuneration

1.	For his services rendered Mr. SCHERF shall receive

a)	a fixed annual gross salary amounting to € 210,000.00 (say: two hundred and ten thousand euros), payable in twelve equal monthly instalments, each payable at the end of the month into a bank account indicated by Mr. SCHERF;

b)	an annual Management Bonus due and payable retroactively and amounting to a maximum of €100,000.00. The amount of such bonus shall depend on to what extent certain targets have been achieved. Such targets shall be determined, in equitable discretion, by the Shareholders’ Meeting held at the beginning of each calendar year. Such Management Bonus shall be due and payable six weeks after approval of the annual Financial Statements by the Shareholders’ Meeting;

c)	in the calendar year 2004, either a guaranteed Management Bonus of € 25,000.00 independent of the question whether his targets have been achieved, or dependent on the targets achieved, a Management Bonus, in accordance with section 2 no. 2, lit. b). The method of calculation that is more favourable for Mr. SCHERF shall apply.

2.	For each and every Financial Year Mr. SCHERF may expect a further supplementary benefit of a maximum of € 50,000.00, should he exceed the targets laid down in section 2 no. 1 lit. b). The Company shall decide in each individual case, in equitable discretion, whether a further supplementary benefit should be paid and what the amount should be. There shall be no legal claim to such voluntary payment.

3.	The compensation as per aforesaid no. 1 shall represent the complete compensation for all the services rendered in the framework of this Employment Agreement including possible services rendered outside the customary business hours, which Mr. SCHERF is obliged to provide when this is required for corporate reasons.

4.	The Company is generally prepared to adjust, in equitable discretion, the remuneration as per section 2 no. 1 lit. a), effective on the first day of the month of March of each year. However, there shall be no legal claim to such an increase in remuneration.

5.	The assignment or pledge of remunerations shall require the prior written assent by the Shareholders’ Meeting of the Company.

Section 3

Remuneration-in-Kind; Reimbursement of Expenses

1.	The Company shall place a passenger car of the BMW range (reference model: 530 diesel) at Mr. SCHERF’S disposal, which he may use for business and private purposes. Taxes for such monetary benefit from the private use of such car shall be borne by Mr. SCHERF. Details shall be stipulated in an agreement of transfer of possession of motor vehicles.

2.	Against production of the relative supporting documents, Mr. SCHERF shall be entitled to claim reimbursement of the disbursements and travelling expenses incurred in connection with the discharge of his official duties in line with the applicable regulations of the Company. The maximum amount of such reimbursements shall be determined by the extent to which such amounts are tax deductible as operating expenses. On production of his monthly telephone bill Mr. SCHERF shall be entitled to claim reimbursement of the expenses for official telephone calls made from his private telephone or his private cellular phone.

3.	Any income tax due and payable in connection with benefits-in-kind shall be borne by Mr. SCHERF.

Section 4

Inability to Perform Services

Continued Pay of Remunerations in Case of Sickness, Accident or Death

1.	Should he be prevented from rendering his services for some time, Mr. SCHERF shall inform the Shareholders’ Meeting immediately stating the relative reasons.

2.	In the case of a temporary disability to work, caused by sickness, accident or for reasons beyond his control, Mr. SCHERF shall retain his claim to unchanged remuneration as per section 2 no. 1 lit. a) of this Employment Agreement for an uninterrupted period of not more than six weeks, as long as this Agreement is in force. For a disability that, through no fault of his own, lasts longer than this Period of Continued Pay of Remunerations, Mr. SCHERF shall be granted, for the period of another 39 weeks, an allowance amounting to the difference between the sickness benefit granted by a government-run or private health insurance organisation, or other benefits granted by the health, accident or old-age pension funds, on the one hand, and his monthly net remuneration in line with section 2 no. 1 lit. a), but only as long as this Agreement is in force.

3.	The Management Bonus Claim according to section 2 no. 1 lit. b) and c) shall remain undiminished during the first six week of disability to work. Thereafter the Management Bonus shall diminish by 1/12 for each month or part thereof, of continued disability to work.

4.	Should Mr. SCHERF die during the duration of this Agreement, his widow and his children who are entitled to maintenance and have not turned 25 years yet, shall, in their capacity of joint creditors, be entitled to claim the remuneration according section 2 no. 1 lit a), on a pro-rata-temporis basis, for two months, beginning with the end of the month in which Mr. SCHERF died, but not longer than the point of time at which the Employment would have come to an end by Notice of Termination of Employment, by Termination of Employment by Mutual Agreement, or by lapse of time.

Section 5

Vacation

Mr. SCHERF shall be entitled to an annual vacation of 30 business days. Business days shall be defined as working days with the exception of Saturdays. The duration of the individual vacation period and the respective date shall be fixed after consultation among the Managers and by mutual agreement with the Shareholders’ Meeting. Days of vacation pertinent to a specific year shall be taken by and including the 31st March of the following year, otherwise they shall be forfeited. In other respects the provisions of the German Federal Vacation Act shall apply.

Section 6

Insurance Schemes

1.	This Company shall take out an Accident Insurance Policy in favour of Mr. SCHERF, which shall include accidents occurring in the private sphere and shall pay the following maximum amounts of compensation to Mr. SCHERF or his heirs:

€25,00.00	in the case of death
€150,000,00	in the case of disablement.

Claims to those benefits or further benefits from such insurance contract, e.g. for benefits for a regimen or treatment at a spa, or for salvage costs exist only in compliance with the relevant Insurance Terms and Conditions. The premiums paid by the Company shall be added to the taxable remuneration.

2.	This Company shall maintain a reasonable Management Third-Party Liability Insurance (D&O Insurance) for Mr. SCHERF for the period of his appointment as Manager. Such insurance shall not include claims which Mr. SCHERF may make, directly or indirectly, as claimant against this Company or other affiliated companies.

3.	Two thirds of the premiums for a reasonable health insurance scheme for Mr. SCHERF shall be borne by this Company. Taxes for such monetary benefit shall be borne by Mr. SCHERF.

Section 7

Side-Line Occupations; Prohibition to Compete; Clash of Interests

1.	Any paid or unpaid side-line occupations shall require the Shareholders’ Meeting’s prior written consent, if they might affect the interests of the Company. The same shall apply to the assumption of responsibilities as Members of a Supervisory Board, or Advisory Council, or similar bodies of enterprises which are not affiliated with this Company. In case of doubt, the Shareholders’ Meeting shall be consulted before the assumption of such side-line occupations. Any assumption of a side-line occupation shall be reported to the Shareholders’ Meeting before the assumption of any side-line occupation.

2.	During the duration of this Employment Agreement Mr. SCHERF shall compete neither with this Company nor its affiliated companies; particularly, he shall neither acquire an interest in rival firms, nor do business or transactions with such enterprises for his own account or the account of third parties. Such provision shall not apply to investments in corporations listed on the stock exchange, as far as this does not entail a major influence on this Company.

In addition Mr. SCHERF shall carefully observe all insider regulations as amended, introduced by the government and/or this Company.

3.	In the mutual interest of Mr. SCHERF and this Company, Mr. SCHERF shall immediately report to the Shareholders’ Meeting all potential clashes of interests arising in connection with his activities. Such provision shall particularly apply when customers, suppliers or other business partners of this Company or any of the affiliated enterprises have a certain affinity to Mr. SCHERF due to their relationship or personal friendship, or their direct or indirect economic interests. Such disclosure requirements shall not be limited to cases in which such a clash of interests might affect Mr. SCHERF’S activity. It is sufficient that there appears to be a clash of interests.

Section 8

Post-contractual Prohibition to Compete

1.	For a period of 12 months after expiry of this Employment Agreement, Mr. SCHERF shall refrain from acting, directly or indirectly, for an enterprise of the packaging industry or from operating in the field of manufacturing or distributing packages of all kinds (“Flexible Plastic Packaging Business”) or from setting up an enterprise of this line of business or from taking part in such an enterprise. This provision shall be limited to the Federal Republic of Germany. For a period of 12 months after expiry of this Employment Agreement Mr. SCHERF shall not take a stake in such an enterprise, unless such investment is solely made as an investment of funds and does not entail any influence on the Management. This Company shall pay a monthly amount of 50 p.c. of the monthly per-rata-temporis remuneration as per section 2 no. 1 lit a) – c) as a compensation for observing this Prohibition to Compete. Unless provided otherwise, sections 74 sqq of the German Commercial Code shall apply accordingly; the period of one year stipulated in section 75a of the German Commercial Code shall be reduced to six months.

The Prohibition to Compete shall become invalid as soon as Mr. SCHERF turns 65 years, and does not require any specific statement to this effect to become effective.

Section 9

Contract Penalty

For every single case of violation of the Prohibition to Compete as mentioned in section 7 no. 2 and section 8 of this Agreement, Mr. SCHERF shall forfeit a contract penalty of € 10,000.00. In the case of continuing violation, particularly when accepting a continuing obligation which interferes with the Prohibition to Compete, a contract penalty shall be forfeited for every single month in which such anticompetitive violation continues. The Company reserves the right to assert claims for losses which might exceed the sum of the contract penalty.

Section 10

Non-Disclosure Obligation;

Rights of Use and Inventions

1.	Mr. SCHERF shall maintain silence concerning all business matters of the Company and its affiliated enterprises, which require secrecy and have not been made known in other ways, and shall not grant access to business documents and records. Such obligation shall continue even after expiry of this Employment Agreement.

2.	The Company shall have the exclusive right to the work-results in connection with Mr. SCHERF’S activities. Should any of the work-results be protected by copyright, Mr. SCHERF shall grant this Company the exclusive and unrestricted right of use and enjoyment for all present and future methods of exploitation. Such right of use and enjoyment shall persist beyond the duration of this Employment Agreement. There shall be no right to separate compensation for the rights of use and enjoyment granted. All claims for the rights of use and enjoyment shall be settled by the remuneration paid under this Employment Agreement. Should the rights of use and enjoyment represent a particular high value, the Contracting Parties shall be at liberty to agree on a separate compensation.

3.	The Company shall be entitled to exclusively claim, without any compensation, any inventions and technical suggestions for improvements as well as process techniques, patents, utility patents, design patents etc. developed by Mr. SCHERF in the context of his Management activity. With the exception of compensations paid to inventors, the German law governing inventions made by employees shall apply.

Section 11

Obligation to Restore Corporate Property

Should he be released from rendering services or on termination of this Agreement of Employment, Mr. SCHERF shall, without being requested to do so, immediately return all the objects in his possession, which belong to the Company or one of the affiliated enterprises, including all the printed material, notes, deeds and documents as well as all the data stored by means of technical devices including any copies made thereof. This Obligation to Restore Possession shall also, and particularly, extend to the company car as per section 3 no. 1 of this Employment Agreement. A lien on records and documents for the purpose of section 11 shall be explicitly excluded. The restoration of objects of the Company before termination of this Employment Agreement shall not constitute a claim to compensation for value or damages. On termination of this Employment Agreement Mr. SCHERF shall declare in writing that the Obligation to Restore Corporate Property has been completely fulfilled.

Section 12

Duration and Termination of this Employment Agreement

1.	This Employment Agreement shall come into force on 2nd February 2004 and run for an indefinite period of time. The first six months of employment shall be considered as probation period. During such period this Employment Agreement may be terminated by either Party with one month’s notice to the end of the month.

2.	The Employment Agreement, which comes into force on completion of the probation period, may be terminated by either Party with six months’ notice. The right to terminate this Agreement for cause (section 626 German Civil Code) shall remain unaffected. Should the appointment as Managing Director cease without this Employment Agreement being terminated, Mr. SCHERF shall be released from rendering services during the remaining life of this Agreement, with pay of the contractual remuneration as per section 2 no. 1 lit. a) , and taking into account any earning made in the meantime.

3.

Furthermore, the Company may terminate this Employment Agreement for reasons of continuing disablement, if, during a period of twelve months, Mr. SCHERF has been unable to work for six months, and if restoration of Mr. SCHERF’S ability to work cannot be expected within twelve months after the beginning of his inability to work. In such a case the notice period shall be six weeks to the end of the quarter. Disability in this context shall be understood as a situation in which Mr. SCHERF, for reasons of illness or accident, is permanently unable to take on the responsibilities entrusted upon him. In this connection the high degree of responsibility and the great demands expected of a prominent member of the Executive Board of the Company shall be taken into account. In compliance with this provision, the disability shall be determined by the Shareholders’ Meeting on the basis of a medical physical examination.

Mr. SCHERF declares to be willing to agree to such a medical examination and shall authorize the examining doctor to release medical information to the extent relevant for this Agreement. The examining physician shall be appointed by mutual agreement. If such an agreement cannot be achieved, the examining physician shall be appointed by the President of the Medical Association of Westphalia-Lippe. Section 12 no. 5 shall remain unaffected.

4.	To become legally effective the Notice of Termination of this Employment Agreement shall be effected in writing.

5.	Should the Company have a legitimate interest in doing so, it may release Mr. SCHERF, revocably or irrevocably, at any time, from rendering his services, particularly when notice has been given by one of the Contracting Parties, with pay of the contractual remuneration as per section 2 no. 1 lit. a). Such irrevocable release shall be effected while taking existing holiday entitlement into account.

6.	This Employment Agreement shall expire on the last day of the month in which Mr. SCHERF turns 65 years, or when Mr. SCHERF is permanently unable to exercise his duties. (Reduction in earning capacity for the purposes of section 43 paragraph 2 SGB VI) on the last day of the month, in which the reduction in earning capacity has been established by Medical Examiners. At its own expense the Company may have the degree of the reduction in earning capacity ascertained by obtaining the medical opinion of a medical examiner, which shall be binding on the two Contracting Parties. Concerning the selection of the physician and the authorization to release medical information, section 12 no. 2 sentences 6 and 7 shall apply accordingly.

Section 13

Pension Scheme

The Company shall grant Mr. SCHERF a pension. Details can be seen from the separate agreement which has been attached as enclosure no. 2 with this Employment Agreement.

Section 14

Final Provisions

1.	This Employment Agreement shall supersede all former agreements about the employment relations between the Contracting Parties. This Agreement shall contain all arrangements made by the Contracting Parties. There are no subsidiary agreements.

2.	To be legally effective and valid any modifications of this Agreement shall be in writing. Such provision shall also apply to the cancellation or modification of the requirement that modifications shall be in writing.

3.	Should any provision of this Agreement be or become ineffective or invalid, the validity of the other provisions of this Agreement shall remain unaffected. An ineffective provision shall be replaced by an effective on that comes as closely as possible to the regulation with which the Contracting Parties intended to reach an economic objective in a legally permissible way.

4.	Mr. SCHERF certifies to have received on this day a copy of this Agreement signed by the two Parties.

21st April 2004	21st April 2004

Kobusch Folien Verwaltungsgesellschaft mbH Represented by its Meeting of Shareholders

(signed)	(signed)

Peter Lewis	Hartmut Scherf

Annex to Employment Agreement of a Managing Director

Between

Kobusch Folien Verwaltungsgesellschaft mbH, Anton-Böhlen-Str. 5, D-34414

Warburg/Westphalia

(hereinafter “Company”)

and

Mr. Hartmut SCHERF, born on 28th October 1950, Weststr. 2, D-49170 Hagen

(hereinafter “employee”)

The following Agreement concerning pensions shall be concluded:

1.	The Company shall take out a Direct Insurance Policy (Direktversicherung) for the life of the employee as a form of provision for old-age, occupational disability and survivors’ social security.

2.	The assurance benefit shall be based on a contribution of € 25,000.00 per year, which will be fully paid by the Company.

3.	Details shall be shown in a separate Agreement (Shareholders’ Resolution and Benefits Plan).

Warburg, this	Warburg, this

Kobuch Folien Verwaltungsgesellschaft mbH, represented by its Shareholders’ Meeting

(signed)	(signed)
Peter Lewis	Hartmut Scherf